Exhibit 99.1

KIRBY CORPORATION	Contact: Eric Holcomb

713-435-1545

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES 2021 SECOND QUARTER RESULTS

•
Second quarter 2021 earnings per share of $0.17

•
Inland marine results include a 13% sequential revenue increase, operating margin improvement, average barge utilization in the low to mid-80% range, and improved spot market pricing

•
Distribution and services delivers significantly improved revenue and operating income

•
Kirby expects continued improvement in marine transportation and distribution and services in the second half of 2021

•
Free cash flow estimate of $250 to $310 million for 2021

Houston, Texas (July 29, 2021) – Kirby Corporation (“Kirby” or the “Company”) (NYSE: KEX) today announced net earnings attributable to Kirby for the second quarter ended June 30, 2021 of $10.2 million, or $0.17 per share, compared with earnings of $25.0 million or $0.42 per share for the 2020 second quarter. Consolidated revenues for the 2021 second quarter were $559.6 million compared with $541.2 million reported for the 2020 second quarter.

David Grzebinski, Kirby’s President and Chief Executive Officer, commented, “Kirby’s second quarter results reflected improved market dynamics and increased demand across most of the Company’s end markets. With the U.S. economy continuing to recover, our refining and petrochemical customers ramped up production and inland barge availability tightened meaningfully. In distribution and services, economic growth and favorable oilfield market conditions contributed to increased activity and improved profitability. Overall, these positive developments contributed to healthy sequential improvements in revenue and earnings for the Company.

“In marine transportation, our inland business experienced a strong improvement in demand which resulted in second quarter average barge utilization increasing into the low to mid-80% range. This increase was primarily driven by improved economic conditions, higher refinery and chemical plant utilization, and increased demand for refined products and black oil. The Colonial Pipeline outage also provided significant temporary increases in barge demand during the second half of May. These favorable market dynamics helped to sequentially improve spot market pricing for the first time in over a year. Overall, inland revenues increased 13% sequentially and operating margins improved into the high single digits for the second quarter.

“In distribution and services, activity levels significantly improved during the second quarter resulting in strong sequential and year-on-year increases in revenue and operating income. In oil and gas, improved market fundamentals and increased rig and well completions activity resulted in higher demand for new transmissions, parts, and service. New orders in our manufacturing business resulted in increased deliveries of new environmentally friendly pressure pumping and frac related power generation equipment. In commercial and industrial, economic growth across the U.S. resulted in increased service volumes in our on-highway businesses. Sales of Thermo King refrigeration equipment also increased during the quarter. These gains were partially offset by sequentially lower revenues in commercial power generation due to the timing of large back-up power installations.” Mr. Grzebinski concluded.

Second Quarter 2021 Segment Results – Marine Transportation

Marine transportation revenues for the 2021 second quarter were $332.9 million compared with $381.0 million for the 2020 second quarter. Operating income for the 2021 second quarter was $18.5 million compared with $51.4 million for the 2020 second quarter. Operating margin for the 2021 second quarter was 5.6% compared with 13.5% for the 2020 second quarter.

In the inland market, average barge utilization was in the low to mid-80% range during the quarter compared to the mid-70% range in the 2021 first quarter and the mid-80% range in the 2020 second quarter. Inland barge volumes increased sequentially as the U.S. economy continued to improve, and Gulf Coast refinery and chemical plant activity recovered from the effects of Winter Storm Uri. Barge demand was further increased by the Colonial Pipeline outage that occurred in May. Operating conditions were fair with improved weather conditions and reduced flooding across the waterway network. However, significant lock closures along the Gulf Intracoastal Waterway contributed to a 4% increase in delay days year-on-year. As a result of increased barge utilization, average spot market rates improved approximately 10% sequentially. However, when compared to the 2020 second quarter, spot market rates were down approximately 10 to 15%. Term contract pricing on the few expiring contracts that renewed in the second quarter declined in the mid-to high single digits on average compared to a year ago. Revenues in the inland market declined 16% compared to the 2020 second quarter due to the impact of lower pricing and barge utilization, partially offset by increased fuel rebills. Compared to the 2021 first quarter, revenues increased 13% due to higher barge utilization and improved spot market pricing. During the 2021 second quarter, the inland market represented 76% of segment revenues and had an operating margin in the high single digits. While inland operating margins improved sequentially, when compared to the year ago quarter, they were lower due to reduced barge utilization and pricing.

In the coastal market, weak demand for refined products and black oil transportation contributed to low spot market activity and barge utilization in the low to mid-70% range. Pricing on spot and term contracts was generally stable during the quarter. Revenues in the coastal market were modestly higher compared to the 2020 second quarter and represented 24% of segment revenues. The coastal business had a negative operating margin in the mid-single digits during the quarter.

Second Quarter 2021 Segment Results – Distribution and Services

Distribution and services revenues for the 2021 second quarter were $226.7 million compared with $160.2 million for the 2020 second quarter. Operating income for the 2021 second quarter was $6.2 million compared with an operating loss of ($14.1) million for the 2020 second quarter. Operating margin for the 2021 second quarter was 2.7% compared with (8.8%) in the 2020 second quarter.

In the commercial and industrial market, revenues increased compared to the 2020 second quarter, primarily due to improved economic activity across the U.S. which resulted in higher business levels in the on-highway and power generation businesses. The marine repair business was down slightly year-on-year due to reduced service activity. During the quarter, the commercial and industrial market represented approximately 62% of segment revenues and had an operating margin in the mid-single digits.

In the oil and gas market, revenues and operating income improved compared to the 2020 second quarter due to higher oilfield activity which resulted in increased demand for new and overhauled engines, transmissions, parts, and service. The manufacturing business also experienced year-on-year increases in orders and deliveries of new and remanufactured pressure pumping equipment. During the quarter, the oil and gas market represented approximately 38% of segment revenues and had a negative operating margin in the low single digits.

Cash Generation

For the 2021 second quarter, EBITDA of $81.5 million compares with $90.8 million for the 2020 second quarter. During the quarter, net cash provided by operating activities was $95.2 million. Capital expenditures were $24.3 million, and free cash flow was $70.9 million. As of June 30, 2021, the Company had $53.1 million of cash and cash equivalents on the balance sheet and $851.7 million of liquidity available. Total debt was $1,275.7 million, reflecting a $192.9 million reduction compared to December 31, 2020, and the debt-to-capitalization ratio was 29.1%.

2021 Outlook

Commenting on the 2021 full year outlook, Mr. Grzebinski said, “The second quarter’s financial results reflected improving momentum for both of Kirby’s segments with strong sequential gains in revenue and earnings. As we look forward into the second half of the year, we expect further growth in both marine transportation and distribution and services as the U.S. and international economies reopen. While we remain very optimistic about increased business activity for the remainder of 2021, the recent spike in COVID-19 cases in pockets of the U.S. and around the world has created uncertainty which could impact the pace of the recovery. Increasing supply chain and labor constraints are also concerning, particularly in distribution and services, where delays in key components could defer some product sales and manufacturing deliveries in the second half of the year.”

In inland marine, Kirby’s barge utilization, which is currently in the mid-80% range, is expected to gradually increase into the high 80% to 90% range during the second half of 2021. This increase in activity should yield further improvements in the spot market, which currently represents approximately 35% of inland revenue, and contribute favorably to revenues and operating margins. During the balance of 2021 and into 2022, term contracts that renewed lower during the last several quarters should gradually reset to reflect the improved market conditions. Overall, inland revenues are expected to increase in the second half of the year with inland operating margins in the low double digits for the third quarter and further operating margin improvement expected in the fourth quarter subject to seasonal weather disruptions and potential COVID-19 issues slowing the economic recovery.

In coastal, market conditions are expected to remain challenging for the remainder of the year, but increasing demand for refined products is expected to contribute to modest improvement in spot market activity levels. As a result, Kirby expects coastal barge utilization to increase into the mid-70% range with third and fourth quarter revenues and operating margins modestly improved compared to the 2021 second quarter.

In distribution and services, revenue and operating income are expected to further improve in the second half of the year. In commercial and industrial, continued economic improvements are expected to contribute to enhanced activity levels in the on-highway and power generation markets. Third quarter results are also expected to benefit from seasonal summer increases in demand for back-up power generation rental equipment and Thermo King products and service. These gains are expected to be partially offset by modest seasonal reductions in marine repair activity. In the oil and gas market, favorable commodity prices and increasing well completions activity are expected to drive increased demand for new transmissions, service and parts for the duration of the year. In manufacturing, new orders for environmentally friendly pressure pumping and frac related power generation equipment, as well as remanufacturing of existing conventional equipment, is expected to boost demand in the second half of the year. Overall, compared to 2020, full year segment revenues are expected to increase by 15% to 25% with positive operating margins in the low to mid-single digits.

Kirby expects 2021 capital spending to range between $125 to $145 million, with the midpoint representing a year-on-year reduction of approximately 10%. Approximately $15 million of the spending is associated with the construction of new inland towboats, and approximately $95 to $110 million is associated with capital upgrades and improvements to existing inland and coastal marine equipment and facility improvements. The balance of approximately $15 to $20 million largely relates to new machinery and equipment, facility improvements, and information technology projects in distribution and services and corporate. Overall, Kirby expects to generate net cash provided by operating activities of $395 million to $435 million, with free cash flow of $250 million to $310 million in 2021.

Kirby Announces Planned Retirement of Chief Financial Officer

On July 27, 2021, William (Bill) G. Harvey, currently Kirby’s Executive Vice President and Chief Financial Officer, informed the Company that he intends to retire in the 2022 first quarter. Mr. Harvey will continue to serve in his role until his successor is named in order to ensure a smooth transition of his duties. The Company thanks Mr. Harvey for his years of service and dedication to Kirby’s success.

Conference Call

A conference call is scheduled for 7:30 a.m. Central Standard Time today, Thursday, July 29, 2021, to discuss the 2021 second quarter performance as well as the outlook for the second half of 2021. To listen to the webcast, please visit the Investor Relations section of Kirby’s website at www.kirbycorp.com. A slide presentation for this conference call will be posted on Kirby’s website approximately 15 minutes before the start of the webcast. For listeners who wish to participate in the question and answer session of the conference call webcast, you may access the call by dialing (866) 691-5839 within the U.S. and Canada or +1 (409) 216-0840 internationally. The conference ID for the call is 3197855. A replay of the webcast will be available for a period of one year by visiting the News & Events page in the Investor Relations section of Kirby’s website.

GAAP to Non-GAAP Financial Measures

The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission. This press release and the Form 8-K includes a non-GAAP financial measure, Adjusted EBITDA, which Kirby defines as net earnings (loss) attributable to Kirby before interest expense, taxes on income, depreciation and amortization, impairment of long-lived assets, and impairment of goodwill. A reconciliation of Adjusted EBITDA with GAAP net earnings (loss) attributable to Kirby is included in this press release. This press release also includes non-GAAP financial measures which exclude certain one-time items, including earnings before taxes on income (excluding one-time items), net earnings attributable to Kirby (excluding one-time items), and diluted earnings per share (excluding one-time items). A reconciliation of these measures with GAAP is included in this press release. Management believes the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Kirby’s normal operating results. This press release also includes a non-GAAP financial measure, free cash flow, which Kirby defines as net cash provided by operating activities less capital expenditures. A reconciliation of free cash flow with GAAP is included in this press release. Kirby uses free cash flow to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity as a result of uncertainty surrounding the impact of the COVID-19 pandemic on global and regional market conditions. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. This press release also includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days. Comparable marine transportation performance measures for the 2020 year and quarters are available in the Investor Relations section of Kirby’s website, www.kirbycorp.com, under Financials.

Forward-Looking Statements

Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions and timing, magnitude and number of acquisitions made by Kirby, and the impact of the COVID-19 pandemic and the related response of governments on global and regional market conditions. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2020.

About Kirby Corporation

Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, coastwise along all three United States coasts, and in Alaska and Hawaii. Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge. In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade. Through the distribution and services segment, Kirby provides after-market service and parts for engines, transmissions, reduction gears, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications. Kirby also rents equipment including generators, industrial compressors, railcar movers, and high capacity lift trucks for use in a variety of industrial markets, and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based oilfield service customers.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2021	2020	2021	2020
	(unaudited, $ in thousands, except per share amounts)
Revenues:
Marine transportation	$332,887	$380,987	$633,838	$784,244
Distribution and services	226,737	160,172	422,636	400,841
Total revenues	559,624	541,159	1,056,474	1,185,085

Costs and expenses:
Costs of sales and operating expenses	409,479	373,539	772,519	827,107
Selling, general and administrative	62,740	65,612	132,369	137,692
Taxes, other than on income	10,364	13,065	18,624	24,471
Depreciation and amortization	55,132	54,502	110,022	110,288
Impairments and other charges	—	—	—	561,274
(Gain) loss on disposition of assets	(2,119)	189	(4,252)	(303)
Total costs and expenses	535,596	506,907	1,029,282	1,660,529
Operating income (loss)	24,028	34,252	27,192	(475,444)
Other income	2,523	2,290	6,314	5,013
Interest expense	(10,706)	(12,708)	(21,672)	(25,507)
Earnings (loss) before taxes on income	15,845	23,834	11,834	(495,938)
(Provision) benefit for taxes on income	(5,493)	1,429	(4,602)	174,238
Net earnings (loss)	10,352	25,263	7,232	(321,700)
Less: Net earnings attributable to noncontrolling interests	(162)	(261)	(417)	(539)
Net earnings (loss) attributable to Kirby	$10,190	$25,002	$6,815	$(322,239)
Net earnings (loss) per share attributable to Kirby common stockholders:
Basic	$0.17	$0.42	$0.11	$(5.38)
Diluted	$0.17	$0.42	$0.11	$(5.38)
Common stock outstanding (in thousands):
Basic	60,053	59,912	60,035	59,898
Diluted	60,274	59,937	60,220	59,898

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Second Quarter		Six Months
	2021	2020	2021	2020
	(unaudited, $ in thousands)
Adjusted EBITDA: (1)
Net earnings (loss) attributable to Kirby	$10,190	$25,002	$6,815	$(322,239)
Interest expense	10,706	12,708	21,672	25,507
Provision (benefit) for taxes on income	5,493	(1,429)	4,602	(174,238)
Impairment of long-lived assets	—	—	—	165,304
Impairment of goodwill	—	—	—	387,970
Depreciation and amortization	55,132	54,502	110,022	110,288
	$81,521	$90,783	$143,111	$192,592

Capital expenditures	$24,317	$43,605	$38,369	$92,830
Acquisitions of businesses and marine equipment	$7,470	$281,825	$7,470	$342,247

	June 30, 2021	December 31, 2020
	(unaudited, $ in thousands)
Cash and cash equivalents	$53,052	$80,338
Long-term debt, including current portion	$1,275,679	$1,468,586
Total equity	$3,105,329	$3,087,553
Debt to capitalization ratio	29.1%	32.2%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2021	2020	2021	2020
	(unaudited, $ in thousands)

Marine transportation revenues	$332,887	$380,987	$633,838	$784,244

Costs and expenses:
Costs of sales and operating expenses	229,959	244,990	444,084	510,885
Selling, general and administrative	28,272	26,816	58,850	58,740
Taxes, other than on income	8,677	11,122	15,406	20,545
Depreciation and amortization	47,501	46,684	95,080	91,983
Total costs and expenses	314,409	329,612	613,420	682,153

Operating income	$18,478	$51,375	$20,418	$102,091

Operating margin	5.6%	13.5%	3.2%	13.0%

DISTRIBUTION AND SERVICES STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2021	2020	2021	2020
	(unaudited, $ in thousands)

Distribution and services revenues	$226,737	$160,172	$422,636	$400,841

Costs and expenses:
Costs of sales and operating expenses	180,096	128,549	329,223	316,222
Selling, general and administrative	32,987	37,225	69,475	75,197
Taxes, other than on income	1,658	1,912	3,150	3,882
Depreciation and amortization	5,840	6,633	11,721	15,969
Total costs and expenses	220,581	174,319	413,569	411,270

Operating income (loss)	$6,156	$(14,147)	$9,067	$(10,429)

Operating margin	2.7%	(8.8)%	2.1%	(2.6)%

OTHER COSTS AND EXPENSES

	Second Quarter		Six Months
	2021	2020	2021	2020
	(unaudited, $ in thousands)

General corporate expenses	$2,725	$2,787	$6,545	$6,135

Impairment of long-lived assets	$—	$—	$—	$165,304

Impairment of goodwill	$—	$—	$—	$387,970

Inventory write-downs	$—	$—	$—	$8,000

(Gain) loss on disposition of assets	$(2,119)	$189	$(4,252)	$(303)

ONE TIME CHARGES AND BENEFITS

The 2020 first six months GAAP results include certain one-time charges. The following is a reconciliation of GAAP earnings to non-GAAP earnings, excluding the one-time items for earnings before tax (pre-tax), net earnings attributable to Kirby (after-tax), and diluted earnings per share (per share):

	First Six Months 2020
	Pre-Tax	After-Tax	Per Share

GAAP loss	$(495.9)	$(322.2)	$(5.38)
Impairments and other charges	561.3	433.3	7.24
Income tax benefit on 2018 and 2019 net operating loss carrybacks	—	(50.8)	(0.85)
Earnings, excluding one-time items(2)	$65.4	$60.3	$1.01

RECONCILIATION OF FREE CASH FLOW

The following is a reconciliation of GAAP net cash provided by operating activities to non-GAAP free cash flow(2):

	Second Quarter		Six Months
	2021	2020(3)	2021	2020(3)
	(unaudited, $ in millions)
Net cash provided by operating activities	$95.2	$170.6	$197.8	$242.1
Less: Capital expenditures	(24.3)	(43.6)	(38.4)	(92.8)
Free cash flow(2)	$70.9	$127.0	$159.4	$149.3

	FY 2021 Projection		FY 2020(3)
	Low	High	Actual
	(unaudited, $ in millions)
Net cash provided by operating activities	$395.0	$435.0	$444.9
Less: Capital expenditures	(145.0)	(125.0)	(148.2)
Free cash flow(2)	$250.0	$310.0	$296.7

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Second Quarter		Six Months
	2021	2020	2021	2020
Inland Performance Measurements:
Ton Miles (in millions) (4)	3,478	3,688	6,459	7,307
Revenue/Ton Mile (cents/tm) (5)	7.3	8.2	7.4	8.5
Towboats operated (average) (6)	260	324	251	318
Delay Days (7)	2,922	2,815	5,776	7,305
Average cost per gallon of fuel consumed	$2.06	$1.12	$1.86	$1.55

Barges (active):
Inland tank barges			1,046	1,131
Coastal tank barges			44	47
Offshore dry-cargo barges			4	4
Barrel capacities (in millions):
Inland tank barges			23.4	25.6
Coastal tank barges			4.2	4.5

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is Adjusted EBITDA, a non-GAAP financial measure. Kirby defines Adjusted EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization, impairment of long-lived assets, and impairment of goodwill. Adjusted EBITDA is presented because of its wide acceptance as a financial indicator. Adjusted EBITDA is one of the performance measures used in Kirby’s incentive bonus plan. Adjusted EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. Adjusted EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(2)
Kirby uses certain non-GAAP financial measures to review performance excluding certain one-time items including: earnings before taxes on income, excluding one-time items; net earnings attributable to Kirby, excluding one-time items; and diluted earnings per share, excluding one-time items. Management believes the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Kirby also uses free cash flow, which is defined as net cash provided by operating activities less capital expenditures, to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity as a result of uncertainty surrounding the impact of the COVID-19 pandemic on global and regional market conditions. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. These non-GAAP financial measures are not calculations based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with Kirby’s GAAP financial information.
(3)
See Kirby’s 2020 10-K and 2020 second quarter 10-Q for amounts provided by (used in) investing and financing activities.
(4)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved. Example: A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.
(5)
Inland marine transportation revenues divided by ton miles. Example: Second quarter 2021 inland marine transportation revenues of $253,588,000 divided by 3,478,000,000 inland marine transportation ton miles = 7.3 cents.
(6)
Towboats operated are the average number of owned and chartered towboats operated during the period.
(7)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit. The measure includes transit delays caused by weather, lock congestion and other navigational factors.